UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                            Liquidmetal Technologies
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     53634X
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [_]             Rule 13d-1(b)

              [_]             Rule 13d-1(c)

              [X]             Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------


================================================================================
    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Tjoa Thian Song
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             Singapore
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    4,331,104
            SHARES        ------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING              7     SOLE DISPOSITIVE POWER
            PERSON                     4,331,104
             WITH         ------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,331,104
--------------------------------------------------------------------------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                     [_]

--------------------------------------------------------------------------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.6%
--------------------------------------------------------------------------------
   12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
================================================================================


                               Page 2 of 5 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

             Item 1(a).       Name of Issuer:
             ---------        --------------

                              Liquidmetal Technologies

             Item 1(b).       Address of Issuer's Principal Executive Offices:
             ---------        -----------------------------------------------

                              100 N. Tampa St., Suite 3150, Tampa, Florida 33602

             Item 2(a).       Name of Person Filing:
             ---------        ---------------------

                              Tjoa Thian Song

             Item 2(b).       Address of Principal Business Office or, if none,
             ---------        -------------------------------------------------
                              Residence:
                              ---------

                              61 Branksome Road, Singapore 439592

             Item 2(c).       Citizenship:
             ---------        -----------

                              Singapore

             Item 2(d).       Title of Class of Securities:
             ---------        ----------------------------

                              Common Stock

             Item 2(e).       CUSIP Number:
             ---------        ------------

                              53634X

             Item 3.          If this statement is filed pursuant to Rules
             ------           --------------------------------------------
                              13d-1(b), or 13d-2(b) or (c), check whether the
                              -----------------------------------------------
                              person filing is a:
                              ------------------

                              N/A

             Item 4.          Ownership (as of December 31, 2002)
             ------           -----------------------------------

                              (a) Amount Beneficially Owned: 4,331,104

                              (b) Percent of Class: 10.6%


                               Page 3 of 5 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------


                              (c) Number of shares as to which such person has:

                                  (i)    sole power to vote or to direct the
                                         vote:

                                         4,331,104*

                                  (ii)   shared power to vote or to direct the
                                         vote:

                                         0

                                  (iii) sole power to dispose or to direct the disposition of:

                                         4,331,104*

                                  (iv)   shared power to dispose or to direct
                                         the disposition of:

                                         0

                              Includes 645,162 shares that the reporting person does not yet own but has the right to acquire pursuant to Rule 13d-3 upon the exercise of outstanding stock options.

             Item 5.          Ownership of Five Percent or Less of a Class.
             ------           --------------------------------------------

                              N/A

             Item 6.          Ownership of More than Five Percent on Behalf of
             ------           ------------------------------------------------
                              Another Person.
                              --------------

                              N/A

             Item 7.          Identification and Classification of the
             ------           ----------------------------------------
                              Subsidiary Which Acquired the Security Being
                              --------------------------------------------
                              Reported on By the Parent Holding Company.
                              -----------------------------------------

                              N/A

             Item 8.          Identification and Classification of Members of
             ------           -----------------------------------------------
                              the Group.
                              ---------

                              N/A

             Item 9.          Notice of Dissolution of Group.
             ------           ------------------------------

                              N/A


                               Page 4 of 5 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------


             Item 10.         Certification.
             -------          -------------

                              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE


                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 2003
         -------------------------
         Date


         /s/ Tjoa Thian Song
         -------------------------
         [Signature]


         Tjoa Thian Song
         -------------------------
         [Name/Title]




                               Page 5 of 5 Pages